EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ShiftPixy, Inc. on Form S-1/Amendment No.2 of our report dated December 12, 2022, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2022 and 2021, and for the years ended August 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of ShiftPixy, Inc. for the year ended August 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum LLP

New York, NY

June 30, 2023

Marcum LLP • 730 Third Avenue • 11th Floor • New York, New York 10017 • Phone 212.485.5500 • marcumllp.com